Exhibit 99.1

Surface Oncology Appoints Denice Torres to Board of Directors

Brings 25 years of strategic leadership experience across healthcare

CAMBRIDGE, Mass., July 8, 2021 (GLOBE NEWSWIRE) — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that Denice Torres will join the company’s board of directors. Ms. Torres has over 25 years of executive leadership experience in healthcare across the consumer, biopharmaceutical and medical device sectors.

“I am thrilled to welcome Denice to the Surface board. She shares our commitment to bring transformational treatments to patients living with cancer,” said Rob Ross, M.D., chief executive officer at Surface. “She is an insightful leader in biopharma, with significant experience in leading companies through critical growth periods. In addition, Denice is a dedicated agent for social change and a passionate advocate for underdogs in all walks of life, with a focus derived from her own inspiring personal story.”

At Johnson & Johnson, Ms. Torres held several executive leadership positions, including president of McNeil Consumer Healthcare and president of Janssen Pharmaceuticals, CNS. She also served as chief strategy and transformation officer for the Medical Device division. Before joining Johnson & Johnson, she had a highly successful 14-year career at Eli Lilly where she led a number of US and global businesses. Ms. Torres was named Healthcare Businesswomen’s Association (HBA) Woman of the Year in 2015.

Ms. Torres has served on multiple boards and is currently a director of bluebird bio (BLUE), Karuna Therapeutics (KRTX), Glaukos Corporation (GKOS) and Resilience. She is chief executive officer of the Ignited Company, a change management firm in the healthcare industry, and founder of The Mentoring Place, a non-profit, volunteer-based platform that accelerates the professional advancement of women through free executive-level mentorship. She also hosts a popular podcast focused on providing career insights.

“I’m excited about the tremendous potential of Surface to deliver novel therapies for people with cancer. The company has a talented leadership team and super-engaged employee base that has become the basis for a best-in-class culture,” said Ms. Torres. “From a clinical perspective, the early clinical data speak to the powerful promise of their approach. I am thrilled to contribute to the success of the company’s mission and vision.”

Ms. Torres earned a B.S. in Psychology from Ball State University, an MBA from the University of Michigan and a J.D. from Indiana University.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting tumor regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020 available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Jessica Fees

jfees@surfaceoncology.com

617-335-6893

Media

Chris Railey

chris@tenbridgecommunications.com

617-834-0936